Exhibit 99.1

QR Energy Announces Increased Cash Distribution and Revised 2012 Outlook

HOUSTON, TX—(Marketwire – April 2, 2012)—QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today that subject to the closing of its acquisition from Prize Petroleum, LLC (“the acquisition”) announced on March 19, 2012, the Board of Directors of its general partner has approved an increase in the cash distribution attributable to the second quarter of 2012 to $0.4875 per unit for all outstanding units. This represents an annualized distribution of $1.95 per unit.

The $0.4875 per unit cash distribution will be payable on August 10, 2012 to unitholders of record at the close of business on July 30, 2012.

The Board of Directors of QR Energy’s general partner has also approved a cash distribution attributable to the first quarter of 2012 of $0.475 per unit for all outstanding units. The $0.475 per unit cash distribution will be payable on May 11, 2012 to unitholders of record at the close of business on April 30, 2012.

Additionally, QR Energy announced the following revised outlook, subject to the closing of the acquisition in late April 2012 and QR Energy’s ownership of the acquired assets for eight months of the year:

Full Year 2012
Average net daily production (Boed)	14,000 - 14,200
LOE and workover expenses (per Boe)	$13.50 - $15.50
Estimated maintenance capital expenditures ($ millions)	$51.3
Estimated total capital expenditures ($ millions)	$60.0 - $70.0

Guidance

The guidance set forth above is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth above as well as expectations about other operating and economic factors not set forth above. The guidance set forth above does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Investor Contacts:

Taylor B. Miele

Investor Relations Specialist

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200

3